FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-142193
April 20, 2007
Nordic Investment Bank
JPY 50 Billion 1.70% Global Notes due 27th April, 2017
Final Term Sheet
Final Terms and Conditions as of 20th April, 2007

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	JPY 50 billion SEC Registered Global
Coupon:	1.70% per annum, on a semi-annual basis
Interest Payment Dates:	27th April and 27th October in each year, starting 29th October, 2007
Maturity:	27th April, 2017
Settlement:	27th April, 2007
Public Offering Price:	99.989%
Benchmark:	JB285
Benchmark Yield:	1.681%
Lead:	Nomura International plc
Denominations :	JPY 10 million

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.
The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:
http://www.sec.gov/Archives/edgar/data/357024/000110465906070640/0001104659-06-070640-index.htm
http://www.sec.gov/Archives/edgar/data/357024/000115697307000648/0001156973-07-000648-index.htm
http://www.sec.gov/Archives/edgar/data/357024/000095012307005597/0000950123-07-005597-index.htm
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Nomura International plc at +44 (0) 207 521 5652 (call collect).
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.